Exhibit 99.1

InfuSystem Holdings, Inc.
3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

InfuSystem Holdings, Inc. Reports

First Quarter 2020 Financial Results

“Revenue Increase of 18% and Adjusted EBITDA Increase of 30% in the First Quarter vs. Same Prior Year Period”

Rochester Hills, Michigan, May 14, 2020 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the first quarter ended March 31, 2020.

First Quarter Highlights:

●	Net revenues for the first quarter of 2020 were $21.6 million, an increase of 18% from the same prior year period.
●	Gross profit for the first quarter of 2020 was $12.7 million, an increase of 22% from the same prior year period.
●	Gross margin for the first quarter of 2020 was 58.8%, an increase of 2.0% from the same period prior year period.
●	Net loss was $0.4 million, or $(0.02) per diluted share, an improvement of 57% compared to the net loss of $1.0 million, or $(0.05) per diluted share, during the same prior year period.
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) for the first quarter of 2020 was $4.1 million, an increase of 30% from the same prior year period.

Management Discussion

Richard DiIorio, chief executive officer of InfuSystem, said, “During the COVID-19 pandemic, our priority continues to be the safety of our team and ensuring we provide uninterrupted service to our patients and customers. I believe it is a testament to the team’s planning and execution that despite the COVID-19 lockdowns throughout the U.S., we generated record revenues and significant double-digit growth in Adjusted EBITDA, with these improvements primarily driven by record oncology billings. As the first quarter has historically been our slowest quarter of the year, we believe the improved performance reflects the strength of our operating model.”

Mr. DiIorio continued, “In early March, as part of our business continuity plan, we increased our inventory and prepositioned pumps and supplies in preparation for the potential impact of COVID-19. These investments minimized potential supply chain disruption and facilitated continued growth in both platforms.”

“Additionally, we are off to a good start with our launch into the Negative Pressure Wound Therapy market, which is estimated to include, in the home healthcare sector, approximately $600 million in annual revenue opportunity. Given the current environment, we encountered a temporary delay in a full launch; however, we are building momentum and continue to see opportunities to gain market share in both the short-term and for years to come.”

I am proud of our employees and their relentless commitment to providing industry leading service to our patients and customers, as we battle through the COVID-19 pandemic,” Mr. DiIorio concluded.

2020 First Quarter Financial Review

Results of operations

Net revenues for the 2020 first quarter of $21.6 million increased $3.4 million, or 18%, over the prior year first quarter and included increases in both operating segments. The ITS segment net revenues increased 25% to $14.1 million compared to the prior year first quarter. The increase in revenue was primarily attributable to growth in the Company’s customer base due to favorable changes in the competitive environment for oncology services. The DME Services segment net revenues increased 7.8% to $7.4 million, taking advantage of a growing customer base and higher quantities of infusion pumps available in the rental fleet that were acquired over the past year.

Gross profit increased 22% to $12.7 million compared with the prior year first quarter. The gross margin percentage was 58.8%, an increase of 2.0% over the prior year first quarter, mainly due to a shift in revenue mix favoring the higher margin ITS segment. ITS gross margin percentage for the first quarter of 2020 increased to 73.2% compared to the prior year at 69.7%, due to a favorable payer mix. DME Services gross margin for the first quarter of 2020 decreased to 31.2% compared to the prior year at 35.8%, related to a shift in revenue mix favoring lower margin equipment sales.

Selling, general and administrative expenses of $12.6 million during the 2020 first quarter increased by $1.9 million, or 17%, consisting primarily of an increase in the provision for doubtful accounts of $0.4 million and an increase in general and administrative expenses of $1.5 million. The provision for doubtful accounts increase was attributable to slower customer collections, while the general and administrative expenses increase included costs associated with the transition of our chief financial officer and other personnel changes totaling $0.4 million.

Net loss for the first quarter of 2020 was $0.4 million, or $(0.02) per diluted share, an improvement of $0.6 million as compared to a net loss of $1.0 million, or $(0.05) per diluted share for the prior year first quarter.

Adjusted EBITDA, a non-GAAP measure, was $4.1 million, or 18.8% of net revenue, and increased by $0.9 million or 30% over Adjusted EBITDA for the prior year quarter of $3.1 million, or 17.1% of prior year net revenue.

Effect of Coronavirus (COVID-19)

During the 2020 first quarter, we did not incur significant additional unplanned expenses, experience disruptions in normal operations, or see evidence of weakness in our net revenues associated with our COVID-19 internal preparedness initiatives or from external impacts related to COVID-19. These trends have continued into the second quarter except for our pain management service offering which is focused on elective surgery patients. In response to the COVID-19, most elective surgeries have been delayed. Our net revenues for pain management, a smaller portion of our total net revenues, has significantly decreased as a result of these delays. However, also in response to COVID-19, market demand for infusion pumps and supplies has increased and net revenues for our DME Services segment has more than offset lower pain management net revenues.

Balance sheet and liquidity

While COVID-19 has not resulted in overall lower net revenues or higher expenses, our preparedness activities and higher volumes in the DME Services segment have resulted in higher use of cash to fund increases in working capital and an acceleration in our planned medical equipment capital expenditures. These include higher inventories associated with an increase in our safety stock of medical supplies, particularly for our oncology business, totaling approximately $1.3 million with an additional $1.7 million on order at the end of the quarter. Also, in the 2020 first quarter we purchased approximately $3.0 million in medical equipment over our planned amounts with an additional $3.0 million placed on order with expected delivery during the second quarter.

As of March 31, 2020, we had $14.5 million in available liquidity, including cash and undrawn amounts under our revolving credit line and our capital equipment bank facility as compared to $20.9 million at the beginning of the quarter, a reduction of $6.1 million. The decrease was partially due to our COVID-19 preparedness activities, amortization of our term debt including unusual timing of our fourth quarter 2019 payment and other non-COVID-19 related working capital increases. We estimate that our available liquidity will decrease further during the second quarter and then grow during the second half of the year.

Conference Call

The Company will also conduct a conference call for all interested investors on Thursday, May 14, 2020, at 9:00 a.m. Eastern Time to discuss its first quarter 2020 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10143830, through May 21, 2020.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year-over-year items or for non-operating items. A reconciliation of those measures to the most directly comparable GAAP measures is provided below.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related durable medical equipment support services to hospitals, clinics and other alternate site healthcare providers. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada. The Company’s stock is traded on the NYSE American under the symbol INFU.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-Q for the quarter ended March 31, 2020 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
(in thousands, except share and per share data)	March 31
	2020	2019

Net revenues	$21,553	$18,193
Cost of revenues	8,890	7,852
Gross profit	12,663	10,341

Selling, general and administrative expenses:
Provision for doubtful accounts	285	(98)
Amortization of intangibles	1,075	1,125
Selling and marketing	2,618	2,602
General and administrative	8,652	7,132

Total selling, general and administrative	12,630	10,761

Operating income (loss)	33	(420)
Other expense:

Interest expense	(403)	(460)
Other expense	(19)	(21)

Loss before income taxes	(389)	(901)
Provision for income taxes	(29)	(59)
Net loss	$(418)	$(960)

Net loss per share:
Basic and diluted	$(0.02)	$(0.05)
Weighted average shares outstanding:
Basic and diluted	19,918,298	19,580,049

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SEGMENT REPORTING

(UNAUDITED)

	Three Months Ended
	March 31		Better/
(in thousands)	2020	2019	(Worse)

Net revenues:
ITS	$14,126	$11,306	$2,820
DME Services	7,427	6,887	540
Total	21,553	18,193	3,360

Cost of revenues:
ITS	3,782	3,430	(352)
DME Services	5,108	4,422	(686)
Total	8,890	7,852	(1,038)

Gross profit:
ITS	10,344	7,876	2,468
DME Services	2,319	2,465	(146)
Total	12,663	10,341	2,322

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET LOSS TO ADJUSTED EBITDA:
	Three Months Ended
	March 31
(in thousands)	2020	2019

GAAP net loss	(418)	(960)
Adjustments:
Interest expense	403	460
Income tax provision	29	59
Depreciation	2,328	1,780
Amortization	1,075	1,125

Non-GAAP EBITDA	$3,417	$2,464

Stock compensation costs	206	246
Office move expenses	17	-
Early termination fees for capital leases	-	190
Exited facility costs	-	6
Management reorganization/transition costs	385	45
Fees to integrate business of other provider	-	47
Certain other non-recurring costs	28	121

Non-GAAP Adjusted EBITDA	$4,053	$3,119

GAAP Net Revenues	$21,553	$18,193
Non-GAAP Adjusted EBITDA Margin	18.8%	17.1%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(in thousands, except share and per share data)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$305	$2,647
Accounts receivable, net	13,985	12,097
Inventories	4,232	2,899
Other current assets	2,002	1,662

Total current assets	20,524	19,305
Medical equipment for sale or rental	3,040	1,306
Medical equipment in rental service, net of accumulated depreciation	34,806	33,225
Property & equipment, net of accumulated depreciation	4,382	4,037
Intangible assets, net	14,388	15,463
Operating lease right of use assets	5,380	5,733
Other assets	158	155

Total assets	$82,678	$79,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,795	$7,962
Current portion of long-term debt	7,295	8,082
Other current liabilities	3,708	5,803

Total current liabilities	23,798	21,847

Long-term debt, net of current portion	32,325	30,295
Deferred income taxes	113	104
Operating lease liabilities, net of current portion	4,422	4,644

Total liabilities	$60,658	$56,890

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,543,414 and 20,024,925, as of March 31, 2020, respectively, and issued and outstanding 23,400,625 and 19,882,136, as of December 31, 2019, respectively.	2	2
Additional paid-in capital	83,803	83,699
Retained deficit	(61,785)	(61,367)

Total stockholders’ equity	22,020	22,334

Total liabilities and stockholders’ equity	$82,678	$79,224

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended
	March 31
(in thousands)	2020	2019

NET CASH PROVIDED BY OPERATING ACTIVITIES	$557	$1,269

INVESTING ACTIVITIES
Purchase of medical equipment and property	(4,536)	(3,535)
Proceeds from sale of medical equipment and property	500	764
NET CASH USED IN INVESTING ACTIVITIES	(4,036)	(2,771)

FINANCING ACTIVITIES
Principal payments on term loans, equipment line, revolving credit facility and other financing	(9,229)	(929)
Cash proceeds from 2019 equipment line and revolving credit facility	10,468	-
Debt issuance costs	-	(3)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(426)	(37)
Cash proceeds - stock plans	74	53
Common stock - issued	250	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,137	(916)

Net change in cash and cash equivalents	(2,342)	(2,418)
Cash and cash equivalents, beginning of period	2,647	4,318
Cash and cash equivalents, end of period	$305	$1,900